Exhibit 1

BIOMIRA INC.

MATERIAL CHANGE REPORT

1.                                      Name and Address of Company

Biomira Inc. (“Biomira”)

2011 - 94 Street

Edmonton, Alberta  T6N 1H1

2.                                      Date of Material Change

September 11, 2007

3.                                      News Release

Biomira issued a news release on Canada News Wire on September 12, 2007.

4.                                      Summary of Material Change

On September 12, 2007, Biomira announced that the Board of Directors of Biomira has approved a proposal to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States of America through a plan of arrangement.  Upon the completion of the proposed arrangement, holders of common shares of Biomira Inc. will receive one-sixth of a share of common stock of Biomira Corporation in exchange for each common share of Biomira Inc., which will have the effect of a six for one reverse stock split of Biomira Inc. common shares.

5.                                      Full Description of Material Change

On September 12, 2007, Biomira announced that the Board of Directors of Biomira has approved a proposal to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States of America through a plan of arrangement.  Under the plan of arrangement, which is subject to shareholder and court approval, Biomira will migrate to the United States by creating a holding corporation based in the State of Delaware, Biomira Corporation, which will be the ultimate parent corporation of a successor corporation of the current Biomira and its subsidiaries.  Biomira Corporation intends to establish its headquarters in or near Seattle, Washington.  The move is intended to raise our profile in the US financial markets, with the goals of increasing the visibility of our existing product pipeline among US institutional investors and providing access to a larger pool of investment capital.  The relocation of our headquarters to the Seattle area is not expected to result in a significant change in our operations in Edmonton, Alberta.

Upon the completion of the proposed arrangement, holders of common shares of Biomira Inc. will receive one-sixth of a share of common stock of Biomira Corporation in exchange for each common share of Biomira Inc., which will have the effect of a six for one reverse stock split of Biomira Inc. common shares.  Biomira management believes that this effective reverse stock split should result in a higher trading price for the shares of Biomira Corporation and ultimately result in increased shareholder value as a higher share price may allow investment in Biomira Corporation by institutional investors whose policies preclude investing in stock with lower share prices.  As well, many brokerage firms prohibit using lower priced stocks in margin accounts.  A higher price is also expected to benefit shareholders by reducing the risk of a NASDAQ Global Market delisting proceeding based on the minimum $1 share price rule.

The transaction will be completed through a plan of arrangement, which will require the approval of two-thirds of the common and preference shares represented at a special meeting of Biomira shareholders, voting as a class.  Such a meeting is expected to take place in Edmonton, Alberta following the distribution of a definitive proxy statement/prospectus contained as part of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) and receipt of an interim order with respect to the proposed plan of arrangement from the Alberta Court of Queen’s Bench.  Biomira Corporation filed on September 12, 2007 a registration statement on Form S-4 with the SEC that includes a preliminary proxy statement/prospectus covering the proposed plan of arrangement and the shares to be issued to Biomira shareholders in the plan of arrangement.  Assuming that the SEC declares the registration statement effective, the shareholders approve of the plan of arrangement, and the Alberta Court of Queen’s Bench issues a final order approving the plan of arrangement, Biomira currently estimates that the transactions contemplated by the plan of arrangement should be completed in early 2008.

6.                                      Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.                                      Omitted Information

None.

8.                                      Executive Officer

The name and business telephone number of an executive officer of Biomira who is knowledgeable about this material change and this report and who may be contacted in connection with this report is:

Edward A. Taylor

Vice-President Finance & Administration

Biomira Inc.

2011 - 94 Street

Edmonton, Alberta  T6N 1H1

Telephone:            (780) 450-3761

9.                                      Date of Report

September 13, 2007

BIOMIRA INC.

By:	(signed) “Edward A. Taylor"
Edward A. Taylor
Vice-President Finance & Administration